Exhibit 99.1

MIDDLESEX WATER REPORTS

FIRST QUARTER 2022 EARNINGS

Highlights

•	Revenues increased $3.7 million.
•	Net Income rose by $5.2 million.
•	Diluted EPS up $0.29 per share.
•	Sale of Delaware regulated wastewater subsidiary.

Iselin, NJ, (April 29, 2022) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported first quarter financial results.

First Quarter 2022 Results

Quarterly consolidated operating revenues rose $3.7 million to $36.2 million compared to the same period in 2021. Revenues in our Middlesex System increased $3.8 million primarily due to the January 1, 2022 New Jersey Board of Public Utilities approved base rate increase. In our Delaware system, revenues increased $0.7 million due to customer growth and a one-time customer credit refund issued in the first quarter of 2021. This increase was offset by reduced revenues of $0.6 million due to the sale of our regulated Delaware wastewater subsidiary in January 2022.

Operation and maintenance expenses for the first quarter of 2022 increased $0.8 million from the same period in 2021. The increase was related to higher weather-related main break activity in our Middlesex System during the winter months and increased water treatment costs due to weather–driven changes in water quality.

Middlesex recognized a $5.2 million pre-tax gain on the sale of its regulated Delaware wastewater subsidiary in January 2022.

Income Taxes for the first quarter of 2022 increased $1.3 million from the same period in 2021 primarily due to taxes on the gain on the sale of our regulated Delaware wastewater subsidiary in January 2022.

Net income for the quarter ended March 31, 2022 increased $5.2 million, compared to the same period in 2021. Diluted earnings per share were $0.68 and $0.39 for the three months ended March 31, 2022 and 2021, respectively.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “The gain from the sale of our Delaware regulated wastewater subsidiary and the favorable outcome of our New Jersey rate case, which became effective January 1, 2022, had a positive impact on earnings. While we decided to strategically exit the Delaware regulated wastewater business, we continue to own and operate our non-regulated water and wastewater contract operations business in Delaware. Meanwhile, we added customers in our Delaware regulated water systems to further grow our footprint, positively impacting operating revenues and further growing shareholder value. Our dedicated teams continued to employ their technical skills in ensuring drinking water safety for our customers and to make capital improvements outlined under our Water For Tomorrow® initiative which includes water treatment upgrades and our annual RENEW Program to replace water mains, valves and hydrants,” added Mr. Doll.

Board Declares Dividend, Discount Remains in Effect

As previously announced in April 2022, our Board of Directors declared a quarterly cash dividend of $0.29 per common share payable on June 1, 2022 to shareholders of record as of May 13, 2022. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 49 consecutive years.

The Company’s 3% Discount, in effect on our Common Stock for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment, is anticipated to continue until 200,000 shares are purchased at the discounted price or August 1, 2022, whichever occurs first. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available in the Investors section at www.middlesexwater.com.

Virtual Annual Meeting Announced

Also, as previously announced, Middlesex Water will be holding its Annual Meeting online as a virtual only meeting on Monday, May 23, 2022 at 11:00 a.m. EDT. Shareholders may obtain instructions to access the meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2022 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2022	2021

Operating Revenues	$36,196	$32,541

Operating Expenses:
Operations and Maintenance	19,139	18,356
Depreciation	5,622	4,832
Other Taxes	4,144	3,719

Total Operating Expenses	28,905	26,907

Gain on Sale of Subsidiary	5,232	—

Operating Income	12,523	5,634

Other Income:
Allowance for Funds Used During Construction	377	1,263
Other Income, net	1,379	775

Total Other Income, net	1,756	2,038

Interest Charges	1,850	1,738

Income before Income Taxes	12,429	5,934

Income Taxes	329	(973)

Net Income	12,100	6,907

Preferred Stock Dividend Requirements	30	30

Earnings Applicable to Common Stock	$12,070	$6,877

Earnings per share of Common Stock:
Basic	$0.69	$0.39
Diluted	$0.68	$0.39

Average Number of Common Shares Outstanding:
Basic	17,538	17,476
Diluted	17,653	17,591